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FOR IMMEDIATE RELEASE

     For Additional Information Contact:
     David B. Barbour, President and Chief Executive Officer
     Lisah Frazier, Vice President, Treasurer and Chief Financial
      Officer
     (606) 325-4789
     Fax (606) 324-1307


                        CLASSIC BANCSHARES, INC.
                         DECLARES CASH DIVIDEND



     Ashland, Kentucky, September 16, 1996 -- Classic Bancshares, Inc. (NASDAQ - CLAS), the holding company for Ashland Federal Savings Bank, has announced that the Company will pay a cash dividend of $.06 per share. The dividend will be payable on October 15, 1996 to shareholders of record on September 30, 1996.

     Classic was formed in 1995 and acquired all of the shares of Ashland Federal upon its conversion from a mutual to a stock savings bank effective December 28, 1995. The Bank currently serves the financial needs of communities in Boyd and Greenup Counties, Kentucky through its office located at 344 Seventeenth Street, Ashland, Kentucky 41101.

     As previously announced, Classic Bancshares has entered into a definitive agreement to merge with First Paintsville Bancshares, Inc., the bank holding company for The First National Bank of Paintsville, Paintsville, Kentucky. Under the agreement, Classic Bancshares will acquire all outstanding shares of First Paintsville Bancshares common stock in a cash transaction valued at $9.3 million.

     At June 30, 1996, the Company had consolidated total assets of $68.8 million and stockholders' equity of $19.5 million.




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